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                                                                     EXHIBIT (b)

                              TGC INDUSTRIES, INC.
                                ESCROW AGREEMENT

         This ESCROW AGREEMENT ("Escrow Agreement") is made and entered into effective as of the 12th day of February, 2004, by and among WEDGE Energy Services, L.L.C., a Delaware limited liability company (the "Seller" or "WEDGE"), the undersigned purchaser from Seller as set forth on the signature page hereof (the "Purchaser"), Barrett Gardner Associates, Inc., a New Jersey corporation ("Barrett Gardner") and Law, Snakard & Gambill, P.C., a Texas Professional Corporation (the "Escrow Agent").

         WHEREAS, the Seller and Purchaser have entered into that certain Preferred Stock Purchase Agreement dated February 12, 2004 (the "Preferred Stock Purchase Agreement") providing for the sale by Seller of shares of its 8-1/2% Senior Convertible Preferred Stock (the "Senior Preferred Stock") of TGC Industries, Inc., a Texas corporation (the "Company") in accordance with the terms thereof, which terms provide that the Closing thereunder is conditioned on and will be simultaneous with the Closing of the sale to a number of purchasers of all of Seller's 3,024,264 shares of Senior Preferred Stock pursuant to preferred stock purchase agreements of like tenor to the Preferred Stock Purchase Agreement;

         WHEREAS, the Preferred Stock Purchase Agreement requires this Escrow Agreement with the Escrow Agent for the deposit of and maintenance of funds ("Escrow Funds") received from Purchaser and for the deposit and maintenance of certificates representing shares of Senior Preferred Stock ("Escrow Shares") received from Seller, pending the Closing under the Preferred Stock Purchase Agreement; and

         WHEREAS, that certain Financial Advisory Services Agreement dated February 12, 2004 (the "Financial Advisory Agreement") between Barrett Gardner and Seller, requires this Escrow Agreement with the Escrow Agent for the deposit and maintenance of funds in the amount of $102,860 (the "Advisory Fee Funds") and 17,304 shares of Common Stock of the Company (the "Advisory Fee Shares") received from Seller, pending the Closing under the Preferred Stock Purchase Agreement

         WHEREAS, the Escrow Agent has agreed to open and maintain an escrow account in accordance with the terms of this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

         1. Appointment of Escrow Agent. The Seller and Purchaser hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement, and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

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         2.       Escrow Account. Escrow Agent agrees to maintain an escrow
account (the "Escrow Account") in accordance wit the terms of this Agreement. Escrow Agent further agrees that the Escrow Funds and the Escrow Shares placed into such Escrow Account, as well as the Advisory Fee Funds and the Advisory Fee Shares, will be held and disposed of in accordance with the terms of this Agreement.

         3. Deposit of Escrow Funds and Escrow Shares. In accordance with the terms of the Preferred Stock Purchase Agreement: (a) Purchaser shall promptly deliver the Purchase Price for the Senior Preferred Stock, in cash by wire transfer or delivery of Purchaser's check, to Escrow Agent, which Escrow Agent shall deposit in the Escrow Account, and (b) Seller shall promptly deliver certificates representing the shares of Senior Preferred Stock, duly endorsed for transfer or accompanied by stock powers for transfer, which Escrow Agent shall hold in escrow. The Escrow Agent shall maintain the Escrow Account as an account which can be drawn upon at any time. The Escrow Agent agrees that the Escrow Funds and the Escrow Shares will be held and maintained by the Escrow Agent for the exclusive benefit of the Purchaser and the Seller in accordance with the terms and provisions of this Escrow Agreement.

         4. Deposit of Advisory Fee Funds and Advisory Fee Shares. In accordance with the terms of the Financial Advisory Services Agreement, Seller shall promptly deliver the Advisory Fee Funds to Escrow Agent, which Escrow Agent shall deposit in the Escrow Account, and Seller shall promptly deliver certificates representing the Advisory Fee Shares duly endorsed for transfer or accompanied by stock powers for transfer, which Escrow Agent shall hold in escrow. The Escrow Agent shall maintain the Escrow Account as an account which can be drawn upon at any time. The Escrow Agent agrees that the Advisory Fee Funds and the Advisory Fee Shares will be held and maintained by the Escrow Agent for the exclusive benefit of Barnett Gardner and the Seller in accordance with the terms and provisions of this Escrow Agreement.

         5. Disbursement from the Escrow Account. Upon satisfaction of the conditions set forth below, Escrow Agent shall disburse (the "Closing Disbursement"): (a) the Escrow Funds, without interest, by wire transfer to Seller; (b) the Escrow Shares by delivery of certificate(s) registered in Purchaser's name for the number of shares purchased by Purchaser under the Preferred Stock Purchase Agreement to Purchaser; (c) the Advisory Fee Funds, without interest, by wire transfer to Barrett Gardner; and (d) the Advisory Fee Shares by delivery of certificate(s) registered in Barrett Gardner's name to Barrett Gardner. The conditions which must be satisfied for Escrow Agent to make the Closing Disbursement are as follows: (w) Escrow Agent shall be in receipt of Escrow Funds from Purchaser and from all purchasers under preferred stock purchase agreements of like tenor to Purchaser's in the aggregate amount of One Million Six Hundred Two Thousand Eight Hundred Sixty Dollars ($1,602,860.00) (representing $0.53 per share of Senior Preferred Stock) in immediately available funds; (x) Escrow Agent shall be in receipt of the Escrow Shares from Seller representing all of Seller's 3,024,264 shares of Senior Preferred Stock duly endorsed for transfer or accompanied by stock powers for transfer; (y) Escrow Agent shall be in receipt of the Advisory Fee Funds from Seller in the amount of One Hundred Two Thousand Eight Hundred Sixty Dollars ($102,860.00) in immediately available funds; and (z) Escrow Agent shall be in receipt of the Advisory Fee Shares from Seller representing 17,304 shares of Common Stock of the Company duly

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endorsed for transfer or accompanied by stock powers for transfer. In the event that all of the above conditions to the Closing Disbursement have not occurred within thirty (30) days from the date of this Escrow Agreement, Escrow Agent return: (A) the Escrow Funds, without interest, to Purchaser; (B) the Escrow Shares to Seller; (C) the Advisory Fee Funds, without interest, to Seller, and
(D) the Advisory Fee Shares to Seller (the "Return Disbursement"). Upon occurrence of either the Closing Disbursement or the Return Disbursement, the Escrow Agent shall be released from further obligation or liability hereunder.

         6.       Concerning the Escrow Agent.

         6.1 The Escrow Agent shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability, of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto;

         6.2 The Escrow Agent shall not be responsible for the sufficiency or accuracy, the form of, or the execution, validity, value or genuineness of, any document or property received, held or delivered by it hereunder, or of any signature or endorsement thereon, or for any lack of endorsement thereon, or for any description therein, nor shall the Escrow Agent be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document or property paid or delivered by the Escrow Agent pursuant to the provisions hereof. The Escrow Agent shall not be liable for any loss which may be incurred by reason of any investment of any monies or properties which it holds hereunder.

         6.3 The Escrow Agent shall have the right to assume in the absence of written notice to the contrary from the proper person or persons that a fact or an event by reason of which an action would or might be taken by the Escrow Agent does not exist or has not occurred, without incurring liability for any action taken or omitted, in good faith and in the exercise of its own best judgment, in reliance upon such assumption.

         6.4 The Escrow Agent shall be indemnified and held harmless by the Seller, Purchaser and Barrett Gardner from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim, or in connection with any claim or demand, which in any way directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, the monies or other property held by it hereunder or any such expense or loss. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the

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Escrow Agent shall, if a claim in respect thereof shall be made against a party hereto, notify the appropriate party thereof in writing; but the failure by the Escrow Agent to give such notice shall not relieve such party from any liability which such party may have to the Escrow Agent hereunder. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Funds or it may deposit the Escrow Funds with the clerk of any appropriate court or it may retain the Escrow Funds pending receipt of a final, non-appealable order of a court having jurisdiction over the parties hereto directing to whom and under what circumstances the Escrow Funds are to be disbursed and delivered.

         6.5 The Escrow Agent shall maintain the Escrow Account as an account which can be drawn upon at any time. The Escrow Agent agrees that the Escrow Funds, the Escrow Shares, the Advisory Fee Funds, and the Advisory Fee Shares will be held and maintained by the Escrow Agent for the exclusive benefit of the Purchaser, the Seller and Barrett Gardner in accordance with the terms and provisions of this Escrow Agreement. The Escrow Agent shall be entitled to reimbursement from the Seller, Purchaser and Barrett Gardner for all accountable expenses paid or incurred by the Escrow Agent in the administration of its duties hereunder, if any.

         6.6 From time to time on and after the date hereof, Seller, Purchaser, and Barrett Gardner shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request (it being understood that the Escrow Agent shall have no obligation to make such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

         6.7 The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the parties hereto at least thirty (30) days prior written notice thereof. As soon as practicable after its resignation, the Escrow Agent shall turn over to a successor escrow agent appointed by the parties hereto, all monies and property held hereunder upon presentation of the document appointing the new escrow agent and its acceptance thereof. If no new agent is so appointed within the sixty (60) day period following the giving of such notice of resignation, the Escrow Agent may deposit the monies and property held hereunder with any court it deems appropriate.

         6.8 The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at anytime by the parties hereto, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in paragraph 6.7.

         6.9 Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

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         7.       Miscellaneous.

         7.1 This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of Texas, without giving effect to the conflicts of laws provisions thereof, and venue for the resolution of any disputes hereunder shall be had in the state and federal courts located in Tarrant County, Texas.

         7.2 This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to be charged.

         7.3 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         7.4 This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

         7.5 Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, two (2) business days after the date of mailing as follows:

If to the Seller, to:              if to the Purchaser, to:
WEDGE Energy Services, L.L.C.      To the address set forth below Purchaser's
1415 Louisiana, Suite 3000         signature on the signature page hereof
Houston, Texas 77002
Attn: Richard Blohm

if to Barrett Gardner, to:         and if to the Escrow Agent, to:
Barrett Gardner Associates, Inc.   Law, Snakard & Gambill, P.C.
636 River Road                     1600 West 7th Street, Suite 500
Fair Haven, New Jersey 07704       Fort Worth, Texas 76102
Attn: William Barrett              Attn: Vernon E. Rew, Jr., Shareholder

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         The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice of any such change in the manner provided herein for giving notice.

         IN WITNESS WHEREOF, each of the parties has executed this Escrow Agreement, as of the dated above set forth.

SELLER                             BARRETT GARDNER

WEDGE ENERGY SERVICES, L.L.C.      BARRETT GARDNER ASSOCIATES, INC.

By: ____________________________   By: ________________________________________
Name: __________________________   Name: William J. Barrett
Title: _________________________   Title: President

PURCHASER                          ESCROW AGENT

________________________________   LAW, SNAKARD & GAMBILL, P.C.

By: ____________________________   By: ________________________________________
Name: __________________________   Name: Vernon E. Rew, Jr.
Title: _________________________   Title: Shareholder

PURCHASER'S ADDRESS

_________________________________
_________________________________
_________________________________

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